Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is entered into by Rick Beckwitt, for Executive, Executive’s heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as “Executive”), and Lennar Corporation (“Lennar”), for itself, its successors, predecessors, parents, subsidiaries and affiliates (collectively hereinafter “the Company”) and, in such capacities, its shareholders, divisions, and related companies, and their respective present and former employees, officials, directors, officers, agents, attorneys, and insurers (collectively hereinafter “the Company Parties”);
WHEREAS, Executive has been employed by the Company, currently as Co-Chief Executive Officer and Co-President of Lennar, and also serves on the Board of Directors of Lennar and serves as an officer or director and in various other senior roles with regard to other entities that are part of the Company (collectively “Employment”); and
WHEREAS, Executive has elected to retire and in connection therewith to resign all positions held with the Company and will tender Executive’s resignation effective on the Separation Date described below; and
WHEREAS, the parties desire, without any concession or admission of unlawful conduct, liability, fault or wrongdoing, to effect a full, complete, final and binding settlement and compromise of all disputes and/or issues that have been raised or could be raised by Executive arising out of or in any way related to Executive’s Employment with and/or separation from the Company and/or any other fact or occurrence prior to the date this Agreement is signed;
NOW THEREFORE, in consideration of the mutual covenants and promises each party has made to the other as set forth in this Agreement, the parties agree as follows:
1.Consideration. In exchange for the representations and promises set forth in this Agreement (specifically including the general release and the post-Employment restrictions described herein), including the cancellation of all performance based restricted stock of Lennar held by Executive:

a.the Company will pay Executive the total sum of $20,243,245 less applicable withholdings and deductions (Executive’s “Separation Pay”); and

b.all of the 94,804 outstanding shares of time based restricted stock held by Executive as of the date hereof will fully vest on the Separation Date and not be subject to forfeiture upon the Separation Date.

Executive and the Company agree and acknowledge that the Separation Pay is an amount to which Executive is not otherwise presently entitled, and that it is valid consideration for each and every term of this Agreement, including the imposition of restrictive covenants on Executive and the cancellation of all performance based restricted stock held by Executive at the Separation Date.

The Separation Pay will be made upon the last to occur of the following: (1) the Separation Date; (2) 14 days following the date that the Notice described in Section 17 is provided to Executive; and (3) the date that the revocation period described herein expires without Executive having revoked the Agreement.

2.Last Day of Employment. Executive’s last day of Employment with the Company and service on Board of Directors of the Company will be September 1, 2023, (hereinafter referred to as the “Separation Date”), and the parties agree to continue Executive’s employment and work collaboratively on any transition matters through such Separation Date. Until the Separation Date, Executive will continue to receive the same compensation and participate in all plans and perquisites as he received prior to this Agreement. In connection with the termination of Executive’s employment with the Company, the Company will pay or provide Executive with all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) reimbursement of any unpaid or unreimbursed Company-approved expenses, and (iii) any unused vacation and paid time off and accrued and vested benefits provided under the Company’s employee benefit plans.
3.    Other Compensation and Benefits.
a.Cash Bonuses. Executive shall not be eligible to receive any payment on account of any cash bonus plan, program, or arrangement for the Company’s fiscal year 2023 or any subsequent year.

b.Equity Grants. Executive’s rights with respect to any option grants, restricted stock or restricted stock unit grants, stock appreciation rights or any similar equity-based award granted by the Company will be forfeited upon the Separation Date except as set forth herein.

c.Group Medical/Dental/Vision Insurance. Following the Separation Date, Executive will be eligible to continue Executive’s participation in the Company’s group health benefit plans, such as they may exist from time-to-time, if and to the extent Executive was enrolled in such plans as of the Separation Date. Such benefits continuation will be provided concurrent with and in accordance with the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 29 U.S.C. §§ 1161-66, and/or applicable state/local benefits continuation laws.

d.Retirement Plans. Executive’s contributions and any Company contributions to any qualified or non-qualified retirement plans will cease on the Separation Date. However, any regular pay (such as regular wages/salary, vacation payout) that is paid to Executive within 75 days before the Separation Date may continue to be eligible for contributions under a Company-sponsored plan. Executive’s vested service under any such Plan will be determined in accordance with the terms of ERISA, 29 U.S.C. §1001, et seq., and the plan documents.

e.Life Insurance. Executive will have 30 days from the last day of the month in which the Separation Date occurs to convert any group life insurance coverage to an individual policy. The Company will reasonably cooperate in the conversion of any such policy upon request of Executive.

f.Short-Term, Long-Term Disability, or Parental Leave Benefits. If Executive has an application pending for or is currently receiving Short Term Disability (“STD”) or Parental Leave benefits under a Company-sponsored plan, those benefits may continue beyond the Separation Date in the event that Executive is (and remains) eligible for such benefits under the terms of the applicable plan. (To be eligible for such benefits, the disability, birth and/or adoption placement (as applicable) must have occurred on or before the Separation Date.) If Executive has an application pending for or is currently receiving Long Term Disability (“LTD”) benefits (or is currently receiving STD benefits and plans to apply for LTD benefits following the exhaustion of STD benefits), those benefits also may continue beyond the Separation Date in the event Executive is (and remains) eligible for such benefits under the terms of the applicable LTD plan, provided, however, that there may be an offset/reduction to LTD benefit payments during the period that Executive receives severance payments under this Agreement.

g.D&O Insurance; Indemnification. Executive will be indemnified in accordance with the organizational and operation agreements of the Company and the Company Parties for services rendered as an officer and director of the Company and the Company Parties, and shall be covered by any applicable directors’ and officers’ liability insurance policy(ies) procured by and the Company Parties from time to time. Such coverage and indemnification shall continue during Executive’s employment and thereafter, while liability may exist, on the same basis as other current and former directors and officers of the Company and the Company Parties.

h.No Other Compensation/Benefits. Executive agrees and acknowledges that, except as specifically provided for in this Agreement or required by law, Executive has received all compensation, payments, and benefits owed to Executive (whether in the form of salary, wages, overtime, vacation, flex time or floating holidays, bonuses, commissions, incentives, benefits and other forms of equity or non-equity based compensation, including deferred compensation) and the Company has no obligation to provide Executive with any further compensation, payments, or benefits. Executive further agrees and acknowledges that, except as specifically provided in this Agreement, Executive’s participation in all Company employee benefit plans shall terminate as of the Separation Date.

i.No Offset. The Company has no basis to offset any amounts payable under this Agreement by any amounts otherwise owed by Executive to the Company.
4.    Other.
    a.    Cooperation with the Company. Executive agrees to reasonably cooperate in defense of any actual or potential obligation, claim, demand, deficiency, levy, fine, penalty, interest, assessment, execution, judgment, recovery, dispute, lawsuit, subpoena or grievance (collectively “Disputes”) initiated or currently in progress against the Company and related in any way to the Company’s operations during Executive’s Employment, even if Executive is not named as a party. Such cooperation shall be reasonable in scope of time, and shall include, without limitation, being available, upon reasonable notice, to counsel for the Company to provide information relating to such Disputes and appearing for depositions, trial, settlement negotiations, or other activities in defense of the Disputes as requested by the Company and/or its counsel. The Company shall reimburse Executive for expenses reasonably incurred and approved in advance by the Company which are directly related to fulfilling Executive’s duties under this paragraph (including travel expenses and reasonable legal expenses incurred if in good faith Executive believes independent counsel to be appropriate), except as prohibited by law. Executive’s obligations under this paragraph are subject to Executive’s legally protected rights to communicate with government bodies and agencies and to engage in legally protected activity. Any such cooperation shall be subject to Executive’s business and personal commitments, and Executive shall not be required to cooperate against his own legal interests or the legal interests of any subsequent employer.
    b.    Paid Time Off. Executive will be entitled to all accrued, unused vacation time. Executive will also be entitled to accrued, unused personal time off if and as required by applicable law. This will be paid in one lump sum payment, less lawful deductions, including applicable state and federal income taxes as required by law, whether or not Executive signs this Agreement.
5.    Release. Based on the consideration described above, Executive’s Separation Pay, which Executive agrees is sufficient consideration to which Executive is not otherwise entitled, Executive hereby fully and finally releases and discharges the

Company and the Company Parties from any and all claims, demands, rights, damages, costs, losses, suits, actions, causes of action, attorneys’ fees, expenses, salary, stock options, commissions, bonuses, wages, overtime or any sums of any nature whatsoever, in law or in equity, known or unknown, arising from or by reason of any matter, act, omission, cause or thing whatsoever, whether known or unknown, foreseen or unforeseen, with respect to matters arising at or prior to the date of this Agreement and related to Executive’s Employment with and/or separation from the Company, including without limitation: any and all claims by or on behalf of Executive that the Company has ever committed any statutory violation or other wrong with respect to Executive insofar as such claims have or could have been asserted by Executive at or prior to the date of this Agreement; any and all claims of other liability or damage of any nature whatsoever which have arisen or might have arisen from any alleged acts, omissions, events, circumstances or conditions, including but not limited to claims for breach of contract, commissions, minimum wage, overtime pay and/or any fact or occurrence up through the date of this agreement, including any alleged acts of harassment, discrimination or retaliation by the Company, age discrimination, workers’ compensation retaliation, negligent or intentional infliction of emotional distress, constructive discharge, wage and hour claims, assault and battery and any other tort (including, but not limited to, any and all claims of negligence, negligent hiring, retention and/or supervision, intentional or negligent invasion of privacy, defamation, compelled defamation, intentional or negligent infliction of emotional harm, libel, slander, invasion of privacy or violations of public policy), any and all legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including any and all claims for monetary recovery, including past or future lost wages, mental anguish, pain and suffering, any liquidated, compensatory or punitive damages and attorneys’ fees, expenses and interest; and any and all claims whatsoever asserted by Executive against the Company and for or on account of any matter or thing whatsoever occurring up to and including the date of execution of this Agreement. The statutory claims released by this Agreement include, but are not limited to, claims brought under the following federal laws and analogous state and/or local laws, as amended from time to time:
•Title VII of the Civil Rights Act of 1964, as amended in 1991;
•The Employee Income Retirement Security Act (“ERISA”);
•The Age Discrimination in Employment Act;
•The Older Worker Benefit Protection Act;
•The Fair Labor Standards Act;
•The Americans With Disabilities Act;
•The Family and Medical Leave Act;
•The National Labor Relations Act;
•The Genetic Information Nondiscrimination Act of 2008;
•The Fair Credit Reporting Act;
•The Immigration Reform Control Act;
•Executive Order 11246;
•OSHA;
•The Equal Pay Act;

•The Lilly Ledbetter Fair Pay Act of 2009;
•The Uniformed Services Employment and Reemployment Rights Act;
•The Worker Adjustment and Retraining Notification Act;
•The Employee Polygraph Protection Act;
•The Electronic Communication Privacy Act;
•The Computer Fraud & Abuse Act;
•The Health Insurance Portability & Accountability Act of 1996;
•Any local, state, or federal anti-discrimination, consumer protection and/or trade practices act; and
•Any local, state, or federal law arising from and/or enacted to address the COVID-19 virus.

Notwithstanding any provision of this Release to the contrary, by executing this Agreement, Executive is not releasing (i) any claims relating to his rights under this Agreement, (ii) any claims that cannot be waived by law or (iii) any right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws, other plans or agreements, by law, or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
Executive represents and warrants that Executive has not and will not assign Executive’s interest in any of Executive’s asserted claims or any unasserted claims against the Company to anyone. By this Agreement, Executive does not waive any entitlement to any vested benefit, including Executive’s entitlement to life insurance under any applicable Company policies. Executive fully understands that this Agreement includes any and all claims related in any manner to Executive’s Employment or the cessation of that Employment except where specifically excluded.
Additionally, Executive represents that Executive is familiar with the quarterly reports filed by the Company on Form 10-Q, and the annual report filed by the Company on Form 10-K, as filed with the United States Securities and Exchange Commission (collectively, the “Reports”). Executive certifies to the Company, its officers and directors, that to Executive’s knowledge, the financial statements and other information contained in the Reports fairly present, in all material respects, the financial condition and result of operations of the Company and that Executive has no reason to believe the Reports contain any material inaccuracies or omissions. Executive also certifies to the Company that Executive understands the Company’s internal accounting and disclosure controls and procedures (the “Controls and Procedures”), and, except as reported to the Company, is in compliance with those aspects of the Controls and Procedures applicable to Executive. In addition, Executive certifies that Executive (or those working under Executive’s supervision) has disclosed, in writing, to the Company’s Chief Financial Officer or his or her designees through the quarterly certification process or otherwise (i) all deficiencies in the design or operation of the Controls and Procedures that could adversely affect the Company’s ability to record, process, summarize and report financial data, known to Executive and (ii) any fraud or misconduct involving employees or agents of the Company, known to Executive. Executive agrees that if, after signing this Agreement, Executive thereafter commences, joins in, or in any manner seeks relief through any suit (i) arising out of or (ii) based upon, any of the claims released hereunder, Executive shall pay to the Company or the employee, officer, director, agent, representative, or shareholder, or their successor in interest, in addition to any other damages caused by Executive, all attorneys’ fees incurred by any of them in defending or in otherwise responding to such suit or claim. The obligations under this paragraph are subject to Executive’s legally protected rights to communicate with government bodies and agencies and to engage in legally protected activity.
6.    No Release of Executive.  Executive understands and acknowledges that Company is not releasing any claims against Executive. Executive has certified compliance with internal controls and accuracy of financial statements of the Company in his capacity as an officer of the Company.  Company has no reason to believe that any such certifications are inaccurate, but as a result of Executive’s position and function, the Company will not release potential claims of which it may be unaware.
7.    Agreement as Complete Defense. The parties understand that this Agreement, and the releases it contains, is a complete defense to any claim or entitlement which Executive may hereinafter assert against the Company in any suit or claim for or on account of any matter or thing whatsoever occurring up to and including the date the Agreement is signed by both parties and within the scope hereof, and except as otherwise provided herein.
8.    Confidentiality.
a.    Subject to the other terms and conditions of this Agreement, Executive agrees to keep the following matters (“Confidential Information”) strictly confidential:
1.    all claims which were or could be asserted, either expressly or by implication, in any action against the Company or any of its actual or prospective employees (including Executive), customers, vendors, suppliers, or trade partners; and
2.    any and all confidential and/or proprietary, trade secret information learned by Executive in the course of or in connection with Executive’s Employment or other business or contractual relationship with the Company, including (including prospective business and contractual relationships with the Company), without limitation, any and all such information about the Company’s and any of its actual or prospective customers’, vendors’, suppliers’, parties involved in transactions with Company, business partners, or trade partners’ business affairs, financial affairs or condition, business and operating plans, marketing plans, research and development activities, and each such party’s own customers, vendors, suppliers, subcontractors, employees and trade partners, specifically including but not necessarily such information regarding the homebuilding, multi-family, mixed use, land, mortgage, title and all other businesses in which the Company has been involved during Executive’s Employment with the Company in all markets within the United States where the Company has done or is doing business.

3. without limiting what is said in paragraph b. all information about (i) how the Company evaluates and values properties it may consider acquiring, (ii) properties the Company has the right to acquire or that, at the Separation Date, the Company was considering acquiring, (iii) how the Company analyzes the potential market for homes in existing or proposed communities, (iv) how the Company determines the prices for which homes built by the Company will be offered for sale or rent, and (v) how the Company determines the prices for which it will rent or sell units in multifamily residential buildings built by the Company or by partnerships or ventures in which the Company is a participant.
b.    Confidential Information subject to the protections of this section shall include all information, whatever its nature and form and whether obtained orally, by observation, from written materials, or otherwise obtained by Executive during or as a result of Executive’s Employment or business or contractual relationship with the Company or otherwise related to the Company’s information technology systems, business systems, customer information and any other information related to the Company that is not generally available to the public or known within the Company’s industry. These matters are to be held in strict confidence by Executive. Executive agrees that all the above-described matters shall be kept confidential and shall not be discussed, disclosed or otherwise revealed to any person or entity, in either general or specific terms except: (a) with the prior written consent of the Company; (b) pursuant to an order of a court or an order or request by a governmental body or agency having jurisdiction to issue such order or request, in which event Executive shall make every reasonable effort, if legally permitted, to notify the Company prior to any such disclosure. However, no provision in this Agreement prohibits or restricts Executive (or Executive’s attorney) from engaging in legally protected activity (such as for example engaging in concerted or protected activity pertaining to the terms and conditions of Employment) or initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority regarding this Agreement, the underlying facts or circumstances or any matters related to Executive’s Employment with the Company. This Agreement does not require Executive to contact the Company regarding the subject matter of any such communications before engaging in such communications. Executive may also make disclosures of information made confidential by this Agreement for accounting purposes, tax purposes, securing government benefits, or to Executive’s lawyer or accountant, and nothing herein prohibits Executive from disclosing any information or from making any statements as permitted or required by applicable law, including, without limitation, information with respect to a sexual assault dispute or sexual harassment dispute.
c.    Confidential Information shall not include, and Executive is not prohibited from disclosing, information that arose from Executive’s general training, knowledge, skills, or experience, regardless of whether gained on the job with the Company or otherwise; information that is readily ascertainable to the public or known within the Company’s industry, or information that Executive otherwise has a right to disclose as legally protected conduct under applicable law. Executive may also disclose the terms of this Agreement if reasonably appropriate in connection with any legal process between

Executive and the Company or any Company Party. In addition, Executive may disclose the terms of this Agreement or any related agreement to subsequent potential employers or business partners solely to the extent reasonably necessary to demonstrate applicable covenants, so long as Executive instructs each such person to whom Executive shall make any such disclosure to keep such terms and conditions confidential.
9.    Affirmations. Executive affirms that Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested, allowed, or provided for under the Family and Medical Leave Act, the Families First Coronavirus Response Act, and/or any other federal, state or local leave law. Executive further affirms Executive is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity of the Company, except that which has already been reported to the Company.
10.    No Admission of Liability. This Agreement shall not in any way be constructed as an admission by Executive or the Company that he or it has acted wrongfully with respect to any Company Party or Executive or any other person or employee, or that Executive or the Company has any rights whatsoever against the Company or Executive. The parties each specifically disclaim any liability to or wrongful acts against the other. It is fully understood and agreed that each party shall pay that party’s own attorney’s fees and costs pertaining to the resolution of this matter except as set forth herein.
11.    Return of Property. Except as noted in this Agreement, Executive agrees to return all documents, tangible things and/or all other items Executive has received or obtained from the Company and/or property of the Company (other than de minimis items) including but not limited to keys, security cards, equipment, documents, supplies, customer lists, customer information, confidential documents, etc. Executive received from any other source to the undersigned counsel prior to the payment of any consideration under this Agreement. Executive further covenants and agrees that Executive shall not directly or indirectly access, interfere with, tamper with, alter, damage or destroy the Company’s property, including electronic files, or any part thereof. The obligations under this paragraph are subject to Executive’s legally protected rights to communicate with government bodies and agencies and to engage in legally protected activity. If Executive fails to return any Company property, the Company may in its sole discretion make written demand for its return and/or may take legal action to require return/payment. As allowed by applicable law, in the event Executive fails to return all Company property upon two written demands, Executive will be deemed to have agreed that the Company property belongs to the Company and that Executive is refusing to return the Company property. Accordingly, Executive expressly agrees that a presumption shall be created that Executive is required to return the Company property. The demands shall be deemed received if sent to Executive’s last known address in the Company’s payroll system, otherwise delivered to Executive’s actual address and/or actually received by Executive.

12.    Knowing and Voluntary Release. Executive further states that Executive has carefully read this Agreement and knows and understands its contents and that Executive executes it as Executive’s own free act and deed, and enters into the Agreement knowingly and voluntarily. Executive acknowledges and agrees that Executive has been given the opportunity to consider this Agreement for a period of 21 days, has been advised to review—and has in fact reviewed this Agreement—with counsel of Executive’s choosing, Katzke & Morgenbesser, LLP, and has seven (7) days after signing this Agreement to revoke the portions of it relating to the release of claims for age discrimination under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. Such revocation must be made in writing and sent to Mark Sustana, General Counsel, 5505 Blue Lagoon Drive, Miami, FL 33126. The consideration that Executive is eligible to receive under this Agreement will not be paid until the expiration of all applicable revocation periods and/or rescission periods set forth herein.
13.    Amendment. This Agreement may not be modified except upon express written consent of both parties wherein specific reference is made to this Agreement.
14.    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, with the exception of any confidentiality or non-disclosure, non-compete, assignment of proprietary rights, or non-solicitation agreement(s) signed by Executive in connection with Executive’s Employment with the Company (the "Prior Agreements"), for which obligations remain in full force and effect and are in addition to the obligations set forth herein, and Executive expressly acknowledges Executive’s intent to adhere to the promises contained in those Prior Agreements. Executive also acknowledges that Executive has not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.
15.    Disparaging Statements. Executive shall not make any remarks or statements, either publicly or privately, orally or in writing, that are disparaging of the Company, or the Company’s actual or prospective business; and/or, in such capacities, current or former employees, officers, directors, trade partners, vendors, suppliers, or customers of the Company, either individually or collectively. For the avoidance of doubt, this includes remarks or statements, public or private, made via electronic mail, blogs, social media (such as, Facebook, Twitter, Thread, LinkedIn, Yelp, Indeed or any other similar platform). This provision is subject to Executive’s legally protected rights to communicate with governmental bodies and agencies and to engage in otherwise legally protected activity. Executive must also not make any statements or representations of any kind that suggest Executive has any affiliation or Employment with the Company following Executive’s Separation Date—specifically including on the Internet or any social media sites. Executive may make truthful statements in connection with any legal process or governmental or regulatory investigation or to rebut false or misleading statements made about Executive by any Company Party.

16.    No Interference.

a.Competitive Activities: For a period of two (2) years after the Separation Date, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other entity or individual, in the Restricted Area (“Restricted Area” is defined as all markets in the United States where the Company has, in the five (5)-year period immediately preceding the Separation Date done business or owned property or has contemplated based upon demonstrable activity doing business) engage or be involved in, or assist or support others with, any Business (“Business” is defined as the construction and sale or lease of single-family and/or multi-family homes and/or housing; the purchase, development, and sale of residential land (directly and/or via indirect investment); land acquisitions; land sales and potential and/or contemplated land acquisitions and land sales; the origination or sale of mortgage loans and home or commercial mortgage products; the provision of title insurance and closing services for residential and/or commercial transactions; and technology businesses relevant to the foregoing in which the Company has investments); or with any other development, promotion, or provision of services or other offerings that directly compete or intend to directly compete with any of the core services or other offerings of the Company in existence or under development at any time during the five-year period immediately preceding the Separation Date, provided that passive ownership of less than one percent (1%) of any publicly traded entity or passive ownership of less than ten percent (10%) of any general private equity, hedge fund, mutual fund or similar investment vehicles shall not be a violation of the foregoing. Executive shall not be prohibited from acquiring land to build and sell two (2) luxury custom homes during this period at price points above where the Company operates.

b.Employee Non-Solicitation: For a period of four (4) years after the Separation Date, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other entity or individual, recruit, or hire, or attempt to solicit, recruit, or hire, any individual who is or was during the last year of Executive’s Employment an employee of the Company in the Restricted Area, unless such individual was terminated by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Executive from placing general advertisements online or in the print media for the purpose of employee recruitment that are not directed specifically at employees of the Company.

17.    Affirmations Regarding Restrictive Covenants. Executive affirms, in connection with the restrictive covenants described in this Agreement (specifically including those described in Section 8, Confidentiality, and Section 16, No Interference) the following:

a.Throughout the course of Executive’s Employment as a senior executive with the Company, Executive has become aware of significant Confidential Information, trade secrets, and other information which affords the Company significant competitive advantages in the homebuilding and other industries in which the Company does business and has done business and communication of which to competitors of the

Company could seriously injure the Company. This includes not only information relating to the actual business activities of the Company, but also future and prospective business activities such as homebuilding markets, multi-family and/or mixed-use markets, land purchases, business units, potential merger and acquisition opportunities, executive hires and other prospective business opportunities. Due to the potential significant and irreparable harm to the Company if this information would be disclosed or become known by competitors, third parties and/or the public, and to protect the Company’s confidential and proprietary information and trade secrets, it is necessary to include the restrictive covenants set forth in this Agreement; and

b.The Company is engaged in a highly specialized and competitive business through which Executive has had, throughout Executive’s Employment, significant exposure to Confidential Information (specifically including trade secrets), especially in light of Executive’s high ranking, executive-level role involving business dealings and prospective business dealings throughout the United States). Executive further affirms that the post-Employment restrictions in this Agreement are for the protection of the Company’s trade secrets as defined by applicable law, and are reasonably and appropriately narrowed to protect such trade secrets and the Company’s other protectable business interests. Executive is directed to the separate Notice made available to Executive regarding the application of Colorado law to matters in this Agreement and the post-Employment restrictions contained herein.

c.Executive’s annualized cash compensation is over $112,500.

18.    Applicable Law. This Agreement is made and entered into in the State of Colorado, and shall in all respects be interpreted, enforced, and governed by and under the laws of the State of Colorado.
19.    409A Compliance.  Notwithstanding anything herein to the contrary, (a) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with the requirements of Section 409A of the Code until the first business day that is more than six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (b) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company in consultation with Executive, that does not cause such an accelerated or additional tax, but endeavors to maintain the intended economic benefits hereunder.  In the event that payments under this Agreement are deferred pursuant to this paragraph in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 19 without any interest thereon.  The Company shall consult with Executive in good faith regarding the implementation of this Section 19 and the parties have agreed upon appropriate reporting treatment under Section 409A of the Code; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to the imposition of any early or additional tax under Section 409A of the Code.  Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean “Separation from Service.”  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
20.    Dispute Resolution Agreement. Executive agrees that, except as otherwise provided therein, any and all disputes that arise relating to Executive’s Employment with the Company, this Agreement and/or Executive’s separation from the Company shall be resolved and/or determined through the dispute resolution procedures set forth in Appendix A hereto. This Agreement does not prohibit Executive from filing claims under workers' compensation and unemployment insurance statutes or require Executive to waive any right Executive has to file a charge or claim, or cooperate or participate in an investigation, or proceeding with any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission, Securities Exchange Commission, National Labor Relations Board, or U.S. Department of Labor), except that Executive waives the right to any recovery, relief, or monetary award in connection with any such charge, claim, investigation, or proceeding, unless waiver is prohibited by applicable law. Moreover, civil complaints and/or appeals arising from such charge, claim, investigation, or proceeding are still subject to this dispute resolution agreement and must be mediated and/or arbitrated in accordance with the terms of this Agreement and Appendix A. If Executive would otherwise be legally required to exhaust administrative remedies and/or any other prerequisites before bringing suit on any claim in court, Executive must exhaust his/her administrative remedies and/or satisfy any other legally required prerequisites before making a demand for mediation and/or binding arbitration of any such claims. This dispute resolution agreement applies to claims by the Company and claims by Executive.
21.    Severability. The provisions of this Agreement, including those in Appendix A, are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable. If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then the Court or Arbitrator (as applicable, per the dispute resolution agreement set forth above and Appendix A) is specifically authorized by the parties to enforce any such restriction or covenant to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any proceeding brought to enforce such restriction or covenant.
22.    Compromises and Offers. This Agreement shall be deemed to fall within the protection afforded to compromises and offers to compromise by Federal Rule of Evidence 408 and/or its corresponding state counterpart until executed by all parties and all contingencies satisfied. Notwithstanding the forgoing, this Agreement will be admissible as part of a dispute regarding the interpretation of this Agreement.

By:    /s/ Rick Beckwitt                    July 14, 2023
    Rick Beckwitt                    Date

By:    /s/ Stuart Miller                    July 14, 2023
    Company                        Date
        By Stuart Miller

APPENDIX A
Dispute Resolution Procedures
Mediation
(a)    If a dispute arises within the scope of this Agreement that was not resolved through consultation with the Company’s Human Resources, the parties shall first submit the dispute or controversy to non-binding mediation in accordance with the following procedure: Either Executive or the Company can initiate the dispute resolution process by submitting a written request to mediate to the other party. Requests to the Company should be addressed to the attention of the Company’s Legal Department. The mediation shall be held before a qualified neutral mediator and the mediation shall take place in the metropolitan area of the division or office to which the Executive was assigned at the time of the dispute. The parties shall jointly designate a mediator. Within fifteen (15) business days of receipt of the initiating party’s written request for mediation, the parties shall exchange a written list of each party’s proposed mediators, and shall make a good faith effort to agree on a mutually acceptable mediator. If the parties cannot agree on a mediator within thirty (30) business days of the date of the written request for mediation, the mediation will be administered by the American Arbitration Association ("AAA"), and AAA will designate a qualified mediator. The Employment Arbitration Rules and Mediation Procedures can be found at www.adr.org.
(b)     To initiate mediation proceedings with the AAA in circumstances where the parties cannot agree on a mediator, the party initiating the mediation request shall first notify the other party in writing that no agreement can be reached on mediator selection, and then both parties shall submit a “Request for Mediation Form” to the AAA. (Online forms are available at www.adr.org). The designated mediator shall have experience and expertise in the subject matter of the dispute. The Company and the Executive are obligated to make a good faith effort to resolve the issue through mediation, and to participate in the mediation session to its conclusion. The parties are entitled to a full day mediation session under this Agreement; however, the parties may jointly agree to a half-day mediation session. Mediation sessions are to be conducted with as little formality and technicality as possible. The parties shall equally share the costs of mediation, unless the parties agree otherwise, and each party shall bear its/his/her own attorneys’ fees and costs in connection with the mediation of any disputes under this Agreement. To ensure that mediation is held in a non-prejudicial manner and to encourage candid discourse among the parties, all information disclosed in the course of mediation is to remain confidential.
Binding Arbitration
(c)    If the dispute is not resolved through mediation, Executive and the Company agree to resolve the dispute exclusively by binding arbitration under the Federal Arbitration Act (“FAA”) and this Agreement. Preliminary injunctive relief and other provisional remedies in aid of arbitration may be sought by either the Executive or the Company in a court of competent jurisdiction under applicable law, but the arbitrator alone may award permanent injunctive relief. All proceedings shall be confidential as allowed by law.
(d)    Executive acknowledges and agrees that proceeding under this Agreement is the exclusive remedy for all disputes arising from or related to his/her Employment with or separation from the Company, as well as any disputes related to this Agreement. In addition, both Executive and the Company agree to waive all rights to a civil court action regarding any disputes within the scope of this Agreement. This means that only the arbitrator, and not a judge or jury, will decide the dispute.
(e)    Arbitrations under this Agreement will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and resolved by a neutral arbitrator in a binding arbitration administered by the AAA under the arbitration-related portion of the AAA's Employment Arbitration Rules and Mediation Procedures (the "Arbitration Rules"), in effect on November 1, 2009, including indigency determination procedures. The Arbitration Rules are available at http://www.adr.org. In the case of a conflict between the AAA Rules and this Agreement, this Agreement shall control.
(f)    The interpretation and enforcement of this dispute resolution agreement shall be governed exclusively by the Federal Arbitration Act. Executive understands and agrees that this Agreement applies to all claims arising from or related to his/her Employment, except claims filed under workers' compensation and unemployment insurance statutes and administrative charges filed under the National Labor Relations Act, Title VII, or other governmental agency charges, although civil complaints arising from such charges are still subject to this Agreement and must be submitted to confidential binding arbitration in accordance with the terms of this Agreement. As noted above, if Executive would otherwise be legally required to exhaust administrative remedies and/or any other prerequisites before bringing suit on any claim in court, Executive must exhaust his/her administrative remedies and/or satisfy any other legally required prerequisites before making a demand for arbitration of any such claims. All statutes of limitation that would be applied if the applicable dispute was filed in court of competent jurisdiction shall apply to disputes under this Procedure. In the event a court orders the parties to arbitration and/or any other form of ADR under this Procedure in a case where the suit was initially filed within the applicable statute of limitations and within other applicable jurisdictional deadlines, the party seeking affirmative relief in the case must make the required filings with AAA within 45 days of the date of the court order, or the case shall be dismissed with prejudice. Any case not submitted to Arbitration or filed in court within the applicable statute of limitations or other applicable jurisdictional deadline shall be subject to dismissal in accordance with applicable law. This provision is not intended to constitute a waiver of the obligations of the parties to submit disputes in accordance with this policy, but as a time limit for cases not otherwise time-barred to be submitted to arbitration.
(g)    Unless otherwise agreed by the parties, arbitration shall take place in Miami, FL. Executive will pay AAA's filing fee for disputes arising under "employer-promulgated plans" under the Arbitration Rules and bear his/her own attorney's fees and costs of preparing the case, unless the arbitrator awards such fees and costs. The arbitrator is empowered to award attorneys’ fees and costs to either party based on applicable law. The Company will pay the remaining part of the filing fee, AAA's administrative fees for such disputes, and the fees and expenses of the arbitrator and it will provide or pay for the hearing facilities. Executive acknowledges that the Company's payment of such fees shall in no way affect the neutrality of the arbitrator, and will stipulate to same prior to the commencement of the arbitration.
(h)    In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to applicable law and the arbitrator's decision shall also be governed by applicable law, as though the matter were before a court of law.
(i)    Executive understands that, notwithstanding anything to the contrary in the AAA Arbitration Rules, and in consideration for the relaxed standards of evidence and speed of arbitration proceedings, Executive and the Company agree to arbitrate any claims individually and further agree there shall be no class actions, collective actions, multi-plaintiff arbitrations, or class arbitrations of any claims within the scope of this Agreement. The arbitrator shall not have power to treat any claim as a class, collective, multi-plaintiff, or consolidated claim. This means that arbitration may only proceed on an individual basis.
(j)    Executive further understands that, notwithstanding anything to the contrary in the AAA Arbitration Rules, Executive and the Company agree that formal discovery in any arbitration proceeding shall be limited to four (4) depositions per side; fifteen (15) interrogatories per side; and requests for production of documents/things shall be limited to thirty (30) document categories per side. Provided, however, that the arbitrator shall have the power to increase the number of depositions, document requests and interrogatories upon a showing of good cause and substantial need and that the requested discovery is not duplicative or cumulative and cannot be obtained by less-intrusive, less-burdensome, and less-expensive means. Documents and information that are equally available to each party, such as information available in the public domain, may not be requested through discovery.
(k)    Executive and the Company further agree that a party may serve on the opposing party an offer to settle, compromise and/or allow judgment on specified terms, in accordance with the requirements of any state or local law or rule providing for offers of settlement, compromise and/or judgment that exist in the geographic location of the arbitration proceeding. And any such offers shall be governed by applicable state or local law. If there is no applicable state or local law in effect concerning offers of settlement, compromise and/or judgment in the geographic location of the arbitration proceedings, the parties are entitled to make an offer of judgment in accordance with the requirements of Rule 68 of the Federal Rules of Civil Procedure. If the opposing party serves timely written notice accepting the offer, either party may then file the offer and notice of acceptance, plus proof of service, with the arbitrator. The arbitrator must then enter a written arbitration award confirming judgment in accordance with the terms specified in the accepted offer. An unaccepted offer is considered withdrawn, but it does not preclude a later offer. The impact of an unsuccessful offer will be determined by the Arbitrator in accordance with applicable law.

(l)    Either party may file dispositive motions of the kind allowed by the Federal Rules of Civil Procedure, and the arbitrator shall timely rule on such motions in accordance with applicable law.
(m)    Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the essential findings and conclusions. Such decision shall be final, conclusive and binding on the parties to the arbitration. The decision of the arbitrator shall be made within thirty (30) days following the close of the hearing. Executive and the Company agree the award shall be enforceable by any state or federal court of competent jurisdiction within the state in which the Executive works or worked for the Company at the time the dispute arose.
(n)    If any part of this arbitration procedure is in conflict with any applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure shall remain otherwise unaffected and enforceable. This Agreement is not intended to interfere with or restrict protected concerted activities pursuant to the National Labor Relations Act.

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